Exhibit 99.1

Bristol Myers Squibb Reports Third Quarter 2020 Financial Results
•Reports Third Quarter Revenues of $10.5 Billion
•Posts GAAP EPS of $0.82 and Non-GAAP EPS of $1.63
•Extends and Strengthens Leading Cardiovascular Franchise with Planned MyoKardia Acquisition
•Delivers Significant Pipeline and Regulatory Milestones
•Achieves Positive Results from POETYK-PSO-1 Evaluating Deucravacitinib (TYK2 inhibitor) for the Treatment of Moderate to Severe Plaque Psoriasis
•Raises 2020 GAAP and Non-GAAP EPS Guidance; Reaffirms 2021 Non-GAAP EPS Guidance

(NEW YORK, November 5, 2020) – Bristol Myers Squibb (NYSE:BMY) today reports results for the third quarter of 2020, which reflect strong product sales, continued pipeline advancement and robust operating performance.

“I am proud of the significant achievements of our new company over the past year, and the strong foundation we have created for near- and long-term growth” said Giovanni Caforio, M.D., board chair and chief executive officer, Bristol Myers Squibb.  “Our financial strength and flexibility combined with our robust inline businesses, multiple launches and progress in our deep pipeline, including the promising results from the deucravacitinib trial, strongly position the company to deliver our mission and help more patients. The strength of our third quarter performance is a testament to the commitment of our people who continue to innovate and deliver novel medicines for patients with serious disease.”

	Third Quarter
$ amounts in millions, except per share amounts
	2020	2019	Change
Total Revenues	$10,540	$6,007	75%
GAAP Diluted EPS	0.82	0.83	(1)%
Non-GAAP Diluted EPS	1.63	1.17	39%
Total Pro Forma Revenues*	10,540	9,962	6%

*    The pro forma revenues assume the company’s acquisition of Celgene (Celgene Acquisition) and its divestiture of Otezla® to Amgen Inc. (Otezla® Divestiture) occurred on January 1, 2019 and exclude foreign currency hedge gains and losses. Management believes that measuring revenue rates on a comparable pro forma basis is an appropriate way for investors to best understand the underlying performance of the business. The pro forma revenue is presented for informational purposes only and does not purport to represent what the company’s results of operations or financial position would have been if the company’s planned acquisition of MyoKardia, Inc. (MyoKardia) occurred on January 1, 2019 nor does it purport to project the results of operations or financial position for any future period or as of any future date. See “Worldwide Pro Forma Revenue” in Quarterly Package of Financial Information for this quarter, which is available on bms.com/investors/financial-reporting/quarterly-results, for information on the revenue of the company and Celgene on a stand-alone basis for the prior-year period. Otezla® is a trademark of Amgen Inc.

THIRD QUARTER FINANCIAL RESULTS
All comparisons are made versus the same period in 2019 unless otherwise stated.

•Bristol Myers Squibb posted third quarter revenues of $10.5 billion, an increase of 75% on a reported basis and 6% on a pro forma basis. The increase was driven primarily by the impact of the Celgene Acquisition, which was completed on November 20, 2019.
•U.S. revenues increased 88% to $6.5 billion in the quarter. International revenues increased 58% to $4.0 billion in the quarter. When adjusted for foreign exchange impact, international revenues increased 57%.
•Gross margin as a percentage of revenue increased from 70.2% to 76.3% in the quarter primarily due to product mix, partially offset by the unwinding of inventory purchase price accounting adjustments.
•Marketing, selling and administrative expenses increased 62% to $1.7 billion in the quarter primarily due to $500 million of costs associated with the broader portfolio resulting from the Celgene Acquisition.
•Research and development expenses increased 81% to $2.5 billion in the quarter primarily due to $900 million of costs associated with the broader portfolio resulting from the Celgene Acquisition.
•Amortization of acquired intangible assets was $2.5 billion in the quarter primarily due to the Celgene Acquisition.
•The effective tax rate was 16.8% in the quarter. The effective tax benefit rate was 1.3% in the same period a year ago due to jurisdictional tax rates and other tax impacts attributed to pension settlement charges and the UPSA business divestiture gain.
•The company reported net earnings attributable to Bristol Myers Squibb of $1.9 billion, or $0.82 per share, in the third quarter, compared to net earnings of $1.4 billion, or $0.83 per share, for the same period a year ago. The results in the current quarter include costs and expenses resulting from purchase price accounting, contingent value rights fair value adjustments, equity investment gains and other acquisition and integration expenses.

•The company reported non-GAAP net earnings attributable to Bristol Myers Squibb of $3.7 billion, or $1.63 per share, in the third quarter, compared to non-GAAP net earnings of $1.9 billion, or $1.17 per share, for the same period a year ago. A discussion of the non-GAAP financial measures is included under the “Use of Non-GAAP Financial Information” section.

THIRD QUARTER PRODUCT REVENUE HIGHLIGHTS

$ amounts in millions
Product	Quarter Ended September 30, 2020 on Reported Basis	% Change from Quarter Ended September 30, 2019 on Reported Basis	% Change from Quarter Ended September 30, 2019 on Pro Forma Basis**
Revlimid	$3,027	N/A*	10%
Eliquis	$2,095	9%	9%
Opdivo	$1,780	(2)%	(2)%
Orencia	$826	8%	8%
Pomalyst/Imnovid	$777	N/A*	17%
Sprycel	$544	(3)%	(3)%
Yervoy	$446	26%	26%
Abraxane	$342	N/A*	8%
Empliciti	$96	8%	8%
Reblozyl	$96	N/A*	N/A
Inrebic	$13	N/A*	N/A
Zeposia	$2	N/A*	N/A
Onureg	$3	N/A*	N/A
*    Products were acquired as part of the Celgene Acquisition.
**    Pro forma product revenues assume the Celgene Acquisition and the Otezla® Divestiture occurred on January 1, 2019 and exclude foreign currency hedge gains and losses. Management believes that measuring product revenue rates on a comparable pro forma basis is an appropriate way for investors to best understand the underlying performance of the business. See “Worldwide Pro Forma Revenues” in the Quarterly Package of Financial Information for this quarter, which is available on bms.com/investors/financial-reporting/quarterly-results, for information on the product revenue of the company and Celgene for the prior-year period. Otezla® is a registered trademark of Amgen, Inc.

FIRST NINE-MONTHS PRODUCT REVENUE HIGHLIGHTS

$ amounts in millions
Product	Nine Months Ended September 30, 2020 on Reported Basis	% Change from Nine Months Ended September 30, 2019 on Reported Basis	% Change from Nine Months Ended September 30, 2019 on Pro Forma Basis**
Revlimid	$8,826	N/A*	10%
Eliquis	$6,899	17%	17%
Opdivo	$5,199	(4)%	(4)%
Orencia	$2,290	5%	5%
Pomalyst/Imnovid	$2,235	N/A*	22%
Sprycel	$1,576	1%	1%
Yervoy	$1,211	10%	10%
Abraxane	$950	N/A*	4%
Empliciti	$290	10%	10%
Reblozyl	$159	N/A*	N/A
Inrebic	$40	N/A*	N/A
Zeposia	$3	N/A*	N/A
Onureg	$3	N/A*	N/A
*    Products were acquired as part of the Celgene Acquisition.
**    Pro forma product revenues assume the Celgene Acquisition and the Otezla® Divestiture occurred on January 1, 2019 and exclude foreign currency hedge gains and losses. Management believes that measuring product revenue rates on a comparable pro forma basis is an appropriate way for investors to best understand the underlying performance of the business. See “Worldwide Pro Forma Revenues” in the Quarterly Package of Financial Information for this quarter, which is available on bms.com/investors/financial-reporting/quarterly-results, for information on the product revenue of the company and Celgene for the prior-year period.

THIRD QUARTER PRODUCT AND PIPELINE UPDATE

Oncology and Hematology

Opdivo

Regulatory
•In October, the company and Exelixis, Inc.(NASDAQ: EXEL) announced the U.S. Food and Drug Administration (FDA) has accepted the supplemental Biologics License Application (sBLA) and supplemental New Drug Application (sNDA), respectively, for OPDIVO® (nivolumab) in combination with CABOMETYX® (cabozantinib) for patients with advanced renal cell carcinoma (RCC). The U.S. FDA granted Priority Review to both applications and assigned a Prescription Drug User Fee Act (PDUFA) goal date, or target action date, of February 20, 2021. (link)

•In October, the company announced that the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) has recommended approval of Opdivo for the treatment of adults with unresectable advanced, recurrent or metastatic esophageal squamous cell carcinoma (ESCC) after prior fluoropyrimidine- and platinum-based combination chemotherapy. (link)
•In October, the company announced the U.S. FDA approval of Opdivo plus Yervoy® (ipilimumab) for the first-line treatment of adult patients with unresectable malignant pleural mesothelioma (MPM). (link)
•In September, the company announced CHMP of the EMA recommended approval of Opdivo plus Yervoy with two cycles of platinum-based chemotherapy for the first-line treatment of metastatic non-small cell lung cancer (NSCLC) in adults whose tumors have no sensitizing EGFR mutation or ALK translocation. (link)
•In September, the company announced that the EMA validated a type II variation application for Opdivo plus Yervoy for the treatment of patients with previously untreated, unresectable MPM. (link)

Clinical
•In October, the company announced that the Phase 3 CheckMate -816 trial met its primary endpoint of pathologic complete response (pCR) in resectable NSCLC. (link)
•In October, the company announce that CheckMate -915, a randomized Phase 3 study evaluating Opdivo plus Yervoy versus Opdivo for patients who have had a complete surgical removal of stage IIIb/c/d or stage IV melanoma, did not reach statistical significance for the co-primary endpoint of recurrence-free survival in the all-comer (intent-to-treat) population. (link)
•In September, the company announced that CheckMate -274, a Phase 3 trial evaluating Opdivo after surgery in patients with high-risk, muscle invasive urothelial carcinoma, met its primary endpoints in an interim analysis. (link)
•In August, the company announced that CheckMate -577, a Phase 3 trial evaluating Opdivo as an adjuvant therapy for patients with resected esophageal or GEJ cancer, met its primary endpoint of disease-free survival. (link)
•In August the company announced that CheckMate -649, a Phase 3 trial evaluating Opdivo plus chemotherapy compared to chemotherapy alone as a first-line treatment for metastatic gastric cancer, GEJ cancer or esophageal adenocarcinoma, met both primary endpoints of overall survival (OS) at a pre-specified interim analysis and progression-free survival (PFS) at final analysis. (link)

Medical Conferences
•In September, at the European Society for Medical Oncology (ESMO) Virtual Congress 2020, the company announced important new data and analysis across its oncology portfolio (link), including:
◦First results from the Phase 3 CheckMate -577 trial evaluating Opdivo as an adjuvant treatment versus placebo in patients with esophageal or gastroesophageal junction (GEJ) cancer following neoadjuvant chemoradiation therapy (CRT) and tumor resection. (link)
◦Primary results from CheckMate -649, a Phase 3 trial evaluating Opdivo plus chemotherapy as a first-line treatment in patients with unresectable advanced or metastatic gastric cancer, GEJ cancer or esophageal adenocarcinoma compared to treatment with chemotherapy alone. (link)
◦First presentation of detailed results from the Phase 3 CheckMate -9ER trial evaluating Opdivo in combination with CABOMETYX® (cabozantinib) in patients with previously untreated advanced RCC. (link)
◦Four-year follow-up results from the Phase 3 CheckMate -214 clinical trial comparing Opdivo plus Yervoy to sunitinib in the treatment of advanced RCC. (link)
•In August, during the 2020 World Conference on Lung Cancer Virtual Presidential Symposium, the company announced results from the Phase 3 CheckMate -743 trial, evaluating OS with Opdivo plus Yervoy in patients with previously untreated, unresectable malignant pleural mesothelioma. (link)

REVLIMID®

Patent Update
•In September, the company announced that its wholly owned subsidiary, Celgene, and Dr. Reddy’s Laboratories, Ltd. and Dr. Reddy’s Laboratories, Inc. settled their litigation related to patents for REVLIMID (lenalidomide). (link)

Onureg

Regulatory
•In September, the company announced that the U.S. FDA approved Onureg® (azacitidine 300 mg tablets, CC-486) for the treatment of adult patients with acute myeloid leukemia (AML) who achieved first complete remission (CR) or CR with incomplete blood count recovery (CRi) following intensive induction chemotherapy and who are not able to complete intensive curative therapy. (link)

ide-cel

Regulatory
•In September, the company and bluebird bio, Inc. (Nasdaq: BLUE) announced that the U.S. FDA has accepted for Priority Review the Biologics License Application (BLA) for idecabtagene vicleucel (ide-cel; bb2121), the companies’ investigational B-cell maturation antigen (BCMA)-directed chimeric antigen receptor (CAR) T cell immunotherapy, for the treatment of adult patients with multiple myeloma who have received at least three prior therapies, including an immunomodulatory agent, a proteasome inhibitor and an anti-CD38 antibody. The U.S. FDA has set a PDUFA goal date of March 27, 2021. (link)

IDHIFA®

Clinical
•In August, the company announced that the Phase 3 IDHENTIFY study evaluating IDHIFA (enasidenib) plus best supportive care (BSC) versus conventional care regimens, which include BSC only, azacitidine plus BSC, low-dose cytarabine plus BSC or intermediate-dose cytarabine plus BSC, did not meet the primary endpoint of OS in patients with relapsed or refractory acute myeloid leukemia (R/R AML) with an isocitrate dehydrogenase-2 (IDH2) mutation. (link)

Immunology

Deucravacitinib (BMS-986165)

Clinical
•In November, the company announced positive results from the POETYK PSO-1 trial evaluating deucravacitinib, a novel, oral, selective tyrosine kinase 2 (TYK2) inhibitor, for the treatment of patients with moderate to severe plaque psoriasis. POETYK-PSO-1 met both co-primary endpoints evaluating deucravacitinib versus placebo on the Psoriasis Area and Severity Index (PASI 75) and Physician Global Assessment (sPGA) scales and met multiple key secondary endpoints versus Otezla® (apremilast). (link)

Zeposia

Medical Conferences
•In October, at United European Gastroenterology (UEG) Week Virtual 2020, the company announced results from the Phase 3 True North trial evaluating Zeposia in patients with moderate to severe ulcerative colitis. (link)
•In September, at the MSVirtual2020: 8th Joint ACTRIMS-ECTRIMS Meeting, the company announced interim results from the Phase 3 open-label extension trial DAYBREAK, demonstrating the long-term efficacy and safety profile of Zeposia in patients with relapsing forms of multiple sclerosis (MS). (link)

Business Development
•In November, the company and MyoKardia, Inc. (Nasdaq: MYOK) announced the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 in connection with Bristol Myers Squibb’s previously announced tender offer to acquire all outstanding shares of MyoKardia for a purchase price of $225.00 per share in cash, or approximately $13.1 billion. (link)
•In October, the company and MyoKardia, Inc. (Nasdaq: MYOK) announced they have entered into a definitive merger agreement under which Bristol Myers Squibb will acquire MyoKardia for $13.1 billion, or $225 per share in cash. (link)

•In September, the company announced it has successfully completed its transaction to acquire Forbius for their TGF-beta program, including its lead investigational asset AVID200, currently in Phase 1 studies for oncology and fibrosis. (link)
•In August, the company announced that it entered into a definitive agreement with Dragonfly Therapeutics, Inc. ("Dragonfly") under which Bristol Myers Squibb will be granted the global exclusive license to Dragonfly’s interleukin-12 (IL-12) investigational immunotherapy program, including its extended half-life cytokine DF6002. (link)

Commitment to Diversity and Inclusion
In August, the company and the Bristol Myers Squibb Foundation announced a combined investment of $300 million as part of a series of commitments designed to address health disparities, increase clinical trial diversity and increase the company’s spend with diverse suppliers. The company also announced that it will expand the diversity of its workforce and leadership by doubling Black/African American and Hispanic/Latino representation at executive levels of the company by 2022. (link)

COVID-19 Pandemic Response
During the current world health crisis, the company continues to take all necessary actions to promote public health by carrying out its mission of providing life-saving medicines to the patients who depend on the company and supporting relief efforts across the globe. (link)
•In October, the company and 18 organizations from the healthcare industry created the COVID-19 Testing Industry Consortium with the goal to help inform, improve, innovate and accelerate various aspects of testing, ranging from research to clinical diagnostic applications. (link)

Financial Guidance
Bristol Myers Squibb is increasing its 2020 GAAP EPS guidance range from ($0.06) - $0.09 to $0.47 - $0.57. In addition, the company is raising its 2020 non-GAAP EPS guidance range from $6.10 - $6.25 to $6.25 - $6.35 and reaffirming its 2021 non-GAAP EPS guidance range of $7.15 to $7.45. Adjusted 2020 GAAP and non-GAAP line items are:

	GAAP	non-GAAP
Revenue	$41.5B - $42.0B	$41.5B - $42.0B
Gross margin as a percentage of revenue	Approximately 74%	Approximately 80%
Marketing, selling, and administrative expense	Approximately $6.9B	Approximately $6.9B
Research and development expense	Approximately $10.4B	Approximately $9.2B
Other (income)/expense, net	($0.1B) - ($0.3B)	($0.1B) - $0.1B
Effective tax rate	Approximately 69%	Approximately 16%

Weighted average diluted shares	Approximately 2.3 Billion	Approximately 2.3 Billion

EPS guidance	$0.47 - $0.57	$6.25 - $6.35

The 2020 and 2021 guidance assumes that healthcare systems around the world will continue to adapt, and gradually recover from the impacts from the COVID-19 pandemic.

The 2020 financial guidance excludes the impact of any potential future strategic acquisitions and divestitures, including any impact of the MyoKardia acquisition, and any specified items that have not yet been identified and quantified. The 2020 non-GAAP EPS guidance further excludes other specified items as discussed under “Use of Non-GAAP Financial Information.” A reconciliation of non-GAAP financial measures to the most comparable GAAP measure and the reasons why management believes the use of these measures is important are provided in supplemental materials available on the company’s website. The 2021 non-GAAP EPS guidance incorporates the expected dilution from the MyoKardia acquisition. For the 2021 non-GAAP EPS guidance, there is no reliable or reasonably estimable comparable GAAP measure as discussed below. The financial guidance is subject to risks and uncertainties applicable to all forward-looking statements as described elsewhere in this press release.

Company and Conference Call Information

Bristol Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information about Bristol Myers Squibb, visit us at BMS.com or follow us on LinkedIn, Twitter, YouTube, Facebook, and Instagram.

There will be a conference call on November 5 at 8:30 a.m. ET during which company executives will review financial information and address inquiries from investors and analysts. Investors and the general public are invited to listen to a live webcast of the call at http://

investor.bms.com or by dialing in the U.S. toll free 888-394-8218 or international 786-789-4776, confirmation code: 5151966, or using this link, which becomes active 15 minutes prior to the scheduled start time and entering your information to be connected. Materials related to the call will be available at the same website prior to the conference call.
A replay of the call will be available beginning at 12:00 p.m. ET on November 5 through 12:00 p.m. ET on November 19, 2020. The replay will also be available through http://investor.bms.com or by dialing in the U.S. toll free 888-203-1112 or international 719-457-0820, confirmation code: 5151966.

Use of Non-GAAP Financial Information
This earnings release contains non-GAAP financial measures, including non-GAAP earnings and related EPS information that are adjusted to exclude certain costs, expenses, gains and losses and other specified items that are evaluated on an individual basis. Reconciliations of these non-GAAP financial measures to the most comparable GAAP measures are available on the company’s website at www.bms.com.

These non-GAAP items are adjusted after considering their quantitative and qualitative aspects and typically have one or more of the following characteristics, such as being highly variable, difficult to project, unusual in nature, significant to the results of a particular period or not indicative of future operating results. Similar charges or gains were recognized in prior periods and will likely reoccur in future periods, including amortization of acquired intangible assets beginning in the fourth quarter of 2019, including product rights that generate a significant portion of our ongoing revenue, unwind of inventory fair value adjustments, acquisition and integration expenses, restructuring costs, accelerated depreciation and impairment of property, plant and equipment and intangible assets, R&D charges or other income resulting from upfront or contingent milestone payments in connection with the acquisition or licensing of third-party intellectual property rights, costs of acquiring a priority review voucher, divestiture gains or losses, stock compensation resulting from accelerated vesting of Celgene awards, certain retention-related employee compensation charges related to the Celgene Acquisition, pension, legal and other contractual settlement charges, interest expense on the notes issued in May 2019 incurred prior to the Celgene Acquisition and interest income earned on the net proceeds of those notes, equity investment and contingent value rights fair value adjustments and amortization of fair value adjustments of debt acquired from Celgene in our 2019 exchange offer, among other items. Deferred and current income taxes attributed to these items are also adjusted for considering their individual impact to the overall tax expense, deductibility and jurisdictional tax rates. Certain other significant tax items are also excluded such as the impact resulting from internal transfer of intangible assets and the Otezla® Divestiture. This earnings release also provides international revenues excluding the impact of foreign exchange.

Non-GAAP information is intended to portray the results of the company’s baseline performance, supplement or enhance management, analysts and investors overall understanding of the company’s underlying financial performance and facilitate comparisons among current, past and future periods. For example, non-GAAP earnings and EPS information are indications of the company’s baseline performance before items that are considered by us to not be reflective of the company’s ongoing results. In addition, this information is among the primary indicators that we use as a basis for evaluating performance, allocating resources, setting incentive compensation targets and planning and forecasting for future periods. This information is not intended to be considered in isolation or as a substitute for net earnings or diluted EPS prepared in accordance with GAAP and may not be the same as or comparable to similarly titled measures presented by other companies due to possible differences in method and in the items being adjusted. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Amortization of acquired intangible assets were previously included in non-GAAP earnings and EPS information. These amounts have become significant to the financial results subsequent to the Celgene Acquisition and as a result, have been excluded in the non-GAAP results to better reflect our core operating performance. Comparable prior period non-GAAP results have not been revised to include this adjustment as the related amounts were insignificant ($25 million and $73 million for the three and nine months ended September 30, 2019, respectively).

In connection with presenting our outlook, we are also affirming our non-GAAP EPS guidance for 2021. There is no reliable or reasonably estimable comparable GAAP measure for this because we are not able to reliably predict the impact of specified items beyond the next twelve months. As a result, the reconciliation of this non-GAAP measure to the most directly comparable GAAP measure is not available without unreasonable effort. In addition, the company believes such a reconciliation would imply a degree of precision and certainty that could be confusing to investors. The variability of the specified items may have a significant and unpredictable impact on our future GAAP results.

Website Information
We routinely post important information for investors on our website, BMS.com, in the “Investors” section. We may use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. We may also use social media channels to communicate with our investors and the public about our company, our products and other matters, and those communications could be deemed to be material information. The information contained on, or that may be accessed through, our website or social media channels are not incorporated by reference into, and are not a part of, this document.

Cautionary Statement Regarding Forward-Looking Statements
This earnings release and the related attachments (as well as the oral statements made with respect to information contained in this release and the attachments) contain certain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, statements relating to goals, plans and projections regarding the company’s financial position, results of operations, market position, product development and business strategy. These statements may be identified by the fact they use words such as “should,” “could,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe,” “will” and other words and terms of similar meaning and expression in connection with any discussion of future operating or financial performance, although not all forward-looking statements contain such terms. One can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements are likely to relate to, among other things, the company’s ability to execute successfully its strategic plans, including its business development strategy generally and in relation to its ability to realize the projected benefits of the Celgene Acquisition and to complete and realize the anticipated benefits of its proposed acquisition of MyoKardia, the full extent of the impact of the COVID-19 pandemic on the company’s operations and the development and commercialization of its products, including the increased possibility that the COVID-19 pandemic could delay the timing of the FDA’s approval decisions for liso-cel and ide-cel, the expiration of patents or data protection on certain products, including assumptions about the company’s ability to retain patent exclusivity of certain products, and the result of governmental investigations. No forward-looking statement can be guaranteed, including that the company’s future clinical studies will support the data described in this release, product candidates will receive necessary clinical and manufacturing regulatory approvals, pipeline products will prove to be commercially successful, clinical and manufacturing regulatory approvals will be sought or obtained within currently expected timeframes or contractual milestones will be achieved.

Such forward-looking statements are based on historical performance and current expectations and projections about the company’s future financial results, goals, plans and objectives and involve inherent risks, assumptions and uncertainties, including internal or external factors that could delay, divert or change any of them in the next several years, that are difficult to predict, may be beyond the company’s control and could cause the company’s future financial results, goals, plans and objectives to differ materially from those expressed in, or implied by, the statements. Such risks, uncertainties and other matters include, but are not limited to, risks relating to integrating the company’s and Celgene’s business and operations, including with respect to human capital management, portfolio rationalization, finance and accounting systems, sales operations and product distribution, pricing systems and methodologies, data security systems, compliance programs and internal controls processes, on the company’s ability to realize the anticipated benefits from the Celgene Acquisition; the impact of the company’s significant additional indebtedness that it incurred and its issuance of additional shares in connection with the Celgene Acquisition on its ability to operate the combined company; various risks related to public health outbreaks, epidemics and pandemics, including the impact of the COVID-19 pandemic on the company’s operations, the increased possibility of the COVID-19 pandemic delaying the timing of the FDA’s approval decisions (especially concerning the BLAs for liso-cel and ide-cel and that the company cannot reasonably assess or predict at this time the full extent of the adverse effect that the COVID-19 pandemic will have on its business, financial condition, results of operations and cash flows; the conditions to complete the company’s proposed acquisition of MyoKardia not being satisfied or waived or the acquisition not being completed; the company’s ability to realize the anticipated benefits from the company’s proposed acquisition of MyoKardia if completed; challenges inherent in new product development, including obtaining and maintaining regulatory approval; increasing pricing pressures from market access, pharmaceutical pricing controls and discounting and other restrictions in the United States, the European Union and other regions around the world (including changes in rules and practices of managed care organizations and institutional and governmental purchasers and the proposals contained in the “American Patient First Blueprint” and the executive orders issued by the U.S. federal government in July 2020 designed to regulate prices and payment for pharmaceutical products); the possibility of difficulties and delays in product introduction and commercialization; the company’s ability to obtain and protect market exclusivity rights and enforce patents and other intellectual property rights; the risk of certain novel approaches to disease treatment (such as CAR T therapy); industry competition from other manufacturers; the risk of an adverse patent litigation decision or settlement and exposure to other litigation and/or regulatory actions; the impact of any U.S. healthcare reform and legislation or regulatory action in the U.S. and markets outside the U.S. affecting pharmaceutical product pricing, reimbursement or access; changes in tax law and regulations; any decline in the company’s future royalty streams; the failure of the company’s suppliers, vendors, outsourcing partners, alliance partners and other third parties to meet their contractual, regulatory and other obligations; the company’s ability to execute its financial, strategic and operational plans; the company’s ability to identify potential strategic acquisitions, licensing opportunities or other beneficial transactions; the company’s ability to attract and retain key personnel; the company’s ability to effectively manage acquisitions, divestitures, alliances and other portfolio actions and to successfully realize the expected benefits of such actions; the company’s dependency on several key products; potential difficulties, delays and disruptions in manufacturing, distribution or sale of products, including without limitation, interruptions caused by damage to the company’s and the company’s suppliers’ manufacturing sites; regulatory decisions impacting labeling, manufacturing processes and/or other matters; the impact on the company’s competitive position from counterfeit or unregistered versions of its products or stolen products; the adverse impact of cyber-attacks on the company’s information systems or products, including unauthorized disclosure of trade secrets or other confidential data stored in the company’s information systems and networks; political and financial instability of international economies and sovereign risk; interest rate and currency exchange rate fluctuations, credit and foreign exchange risk management; and issuance of new or revised accounting standards. In addition, the 2020 and 2021 financial guidance provided in this release relies on assumptions about the duration and severity of the COVID-19 pandemic, timing of the return to a more stable business environment, patient and physician behaviors, buying patterns and clinical trial activities (together, the “Recovery Process”), among other things. If the actual Recovery Process differs materially from our assumptions, the impact of COVID-19 on our business could be worse than expected and our results may be negatively impacted.

Forward-looking statements in this earnings release should be evaluated together with the many risks and uncertainties that affect the company’s business and market, particularly those identified in the cautionary statement and risk factors discussion in the company’s Annual Report on Form 10-K for the year ended December 31, 2019, as updated by the company’s subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the Securities and Exchange Commission. The forward-looking statements included in this document are made only as of the date of this document and except as otherwise required by applicable law, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise.

BRISTOL-MYERS SQUIBB COMPANY
PRODUCT REVENUES
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019
(Unaudited, dollars in millions)

	Worldwide Revenues			U.S. Revenues(b)
	2020	2019	% Change	2020	2019	% Change
Prioritized Brands
Revlimid	$3,027	$—	N/A	$2,080	$—	N/A
Eliquis	2,095	1,928	9%	1,118	1,124	(1)%
Opdivo	1,780	1,817	(2)%	1,018	1,088	(6)%
Orencia	826	767	8%	588	554	6%
Pomalyst/Imnovid	777	—	N/A	548	—	N/A
Sprycel	544	558	(3)%	336	325	3%
Yervoy	446	353	26%	309	222	39%
Abraxane	342	—	N/A	236	—	N/A
Empliciti	96	89	8%	59	62	(5)%
Reblozyl	96	—	N/A	92	—	N/A
Inrebic	13	—	N/A	13	—	N/A
Zeposia	2	—	N/A	2	—	N/A
Onureg	3	—	N/A	3	—	N/A

Established Brands
Baraclude	100	145	(31)%	3	2	50%
Vidaza	106	—	N/A	—	—	N/A
Other Brands(a)	287	350	(18)%	137	95	44%

Total	$10,540	$6,007	75%	$6,542	$3,472	88%
(a)    Includes Sustiva, Reyataz, Daklinza and all other BMS and Celgene products acquired as part of the Celgene acquisition that have lost exclusivity in major markets, over-the-counter brands and royalty revenue. Other Brands includes $57 million worldwide and $68 million U.S. revenues relating to Celgene products for the three months ended September 30, 2020.
(b)    Includes Puerto Rico.

BRISTOL-MYERS SQUIBB COMPANY
PRODUCT REVENUES
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019
(Unaudited, dollars in millions)

	Worldwide Revenues			U.S. Revenues(b)
	2020	2019	% Change	2020	2019	% Change
Prioritized Brands
Revlimid	$8,826	$—	N/A	$6,094	$—	N/A
Eliquis	6,899	5,895	17%	4,258	3,599	18%
Opdivo	5,199	5,441	(4)%	2,982	3,324	(10)%
Orencia	2,290	2,185	5%	1,642	1,569	5%
Pomalyst/Imnovid	2,235	—	N/A	1,559	—	N/A
Sprycel	1,576	1,561	1%	944	872	8%
Yervoy	1,211	1,104	10%	820	750	9%
Abraxane	950	—	N/A	659	—	N/A
Empliciti	290	263	10%	177	183	(3)%
Reblozyl	159	—	N/A	155	—	N/A
Inrebic	40	—	N/A	40	—	N/A
Zeposia	3	—	N/A	3	—	N/A
Onureg	3	—	N/A	3	—	N/A

Established Brands
Baraclude	343	433	(21)%	9	16	(44)%
Vidaza	390	—	N/A	2	—	N/A
Other Brands(a)	1,036	1,318	(21)%	448	275	63%

Total	$31,450	$18,200	73%	$19,795	$10,588	87%
(a)    Includes Sustiva, Reyataz, Daklinza and all other BMS and Celgene products acquired as part of the Celgene acquisition that have lost exclusivity in major markets, over-the-counter brands and royalty revenue. Other Brands includes $262 million worldwide and $237 million U.S. revenues relating to Celgene products for the nine months ended September 30, 2020.
(b)    Includes Puerto Rico.

BRISTOL-MYERS SQUIBB COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019
(Unaudited, dollars and shares in millions except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020(c)	2019	2020(c)	2019
Net product sales	$10,197	$5,768	$30,555	$17,512
Alliance and other revenues	343	239	895	688
Total Revenues	10,540	6,007	31,450	18,200

Cost of products sold(a)	2,502	1,790	8,863	5,586
Marketing, selling and administrative	1,706	1,055	4,940	3,137
Research and development	2,499	1,378	7,393	4,051
Amortization of acquired intangible assets	2,491	25	7,162	73
Other (income)/expense, net	(915)	410	(488)	249
Total Expenses	8,283	4,658	27,870	13,096

Earnings Before Income Taxes	2,257	1,349	3,580	5,104
Provision/(Benefit) for Income Taxes	379	(17)	2,548	584

Net Earnings	1,878	1,366	1,032	4,520
Noncontrolling Interest	6	13	20	25
Net Earnings Attributable to BMS	$1,872	$1,353	$1,012	$4,495

Weighted-Average Common Shares Outstanding:
Basic	2,257	1,632	2,260	1,634
Diluted	2,290	1,634	2,295	1,636

Earnings per Common Share:
Basic	$0.83	$0.83	$0.45	$2.75
Diluted	0.82	0.83	0.44	2.75

Other (income)/expense, net
Interest expense(b)	$346	$209	$1,065	$377
Pension and postretirement	—	1,537	(6)	1,607
Royalties and licensing income	(403)	(356)	(1,124)	(967)
Divestiture losses/(gains)	1	(1,179)	(6)	(1,171)
Acquisition expenses	—	7	—	475
Contingent consideration	(988)	—	(597)	—
Investment income	(13)	(173)	(99)	(348)
Integration expenses	195	96	535	224
Provision for restructuring	176	10	451	32
Equity investment (gains)/losses	(244)	261	(724)	15
Litigation and other settlements	10	(1)	41	—
Transition and other service fees	(18)	(7)	(129)	(11)
Intangible asset impairment	—	—	21	15
Reversion excise tax	—	—	76	—
Other	23	6	8	1
Other (income)/expense, net	$(915)	$410	$(488)	$249
(a)    Excludes amortization of acquired intangible assets.
(b)    Includes amortization of purchase price adjustments to Celgene debt.
(c)    Includes Celgene results of operations for the entire period.

BRISTOL-MYERS SQUIBB COMPANY
SPECIFIED ITEMS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019
(Unaudited, dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020(b)	2019	2020(b)	2019
Inventory purchase price accounting adjustments	$456	$—	$2,590	$—
Employee compensation charges	—	—	3	—
Site exit and other costs	3	22	32	173
Cost of products sold	459	22	2,625	173

Employee compensation charges	7	—	34	—
Site exit and other costs	(1)	—	4	1
Marketing, selling and administrative	6	—	38	1

License and asset acquisition charges	203	—	528	25
IPRD impairments	—	—	—	32
Inventory purchase price accounting adjustments	8	—	25	—
Employee compensation charges	8	—	41	—
Site exit and other costs	4	20	99	58
Research and development	223	20	693	115

Amortization of acquired intangible assets	2,491	—	7,162	—

Interest expense(a)	(40)	166	(122)	249
Pension and postretirement	—	1,545	—	1,638
Royalties and licensing income	(53)	(9)	(154)	(9)
Divestiture losses/(gains)	1	(1,179)	(6)	(1,171)
Acquisition expenses	—	7	—	475
Contingent consideration	(988)	—	(597)	—
Investment income	—	(99)	—	(153)
Integration expenses	195	96	535	224
Provision for restructuring	176	10	451	32
Equity investment (gains)/losses	(214)	261	(693)	15
Reversion excise tax	—	—	76	—
Other (income)/expense, net	(923)	798	(510)	1,300

Increase to pretax income	2,256	840	10,008	1,589

Income taxes on items above	(405)	(275)	(699)	(423)
Income taxes attributed to Otezla® divestiture	11	—	266	—
Income taxes attributed to internal transfer of intangible assets	—	—	853	—
Income taxes	(394)	(275)	420	(423)

Increase to net earnings	$1,862	$565	$10,428	$1,166
(a)    Includes amortization of purchase price adjustments to Celgene debt.
(b)    Includes Celgene results of operations for the entire period.

BRISTOL-MYERS SQUIBB COMPANY
RECONCILIATION OF CERTAIN GAAP LINE ITEMS TO CERTAIN NON-GAAP LINE ITEMS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019
(Unaudited, dollars and shares in millions except per share data)

	Three Months Ended September 30, 2020			Nine Months Ended September 30, 2020
	GAAP(a)	Specified Items(a)(b)	Non-GAAP(a)	GAAP(a)	Specified Items(a)(b)	Non-GAAP(a)
Gross Profit	$8,038	$459	$8,497	$22,587	$2,625	$25,212
Marketing, selling and administrative	1,706	(6)	1,700	4,940	(38)	4,902
Research and development	2,499	(223)	2,276	7,393	(693)	6,700
Amortization of acquired intangible assets	2,491	(2,491)	—	7,162	(7,162)	—
Other (income)/expense, net	(915)	923	8	(488)	510	22
Earnings Before Income Taxes	2,257	2,256	4,513	3,580	10,008	13,588
Provision for Income Taxes	379	394	773	2,548	(420)	2,128
Noncontrolling interest	6	—	6	20	—	20

Net Earnings Attributable to BMS used for Diluted EPS Calculation	$1,872	$1,862	$3,734	$1,012	$10,428	$11,440

Weighted-Average Common Shares Outstanding - Diluted	2,290	2,290	2,290	2,295	2,295	2,295
Diluted Earnings Per Share	$0.82	$0.81	$1.63	$0.44	$4.54	$4.98

Effective Tax Rate	16.8%	0.3%	17.1%	71.2%	(55.5)%	15.7%

	Three Months Ended September 30, 2019			Nine Months Ended September 30, 2019
	GAAP	Specified Items(b)	Non-GAAP	GAAP	Specified Items(b)	Non-GAAP
Gross Profit	$4,217	$22	$4,239	$12,614	$173	$12,787
Marketing, selling and administrative	1,055	—	1,055	3,137	(1)	3,136
Research and development	1,378	(20)	1,358	4,051	(115)	3,936
Amortization of acquired intangible assets	25	—	25	73	—	73
Other (income)/expense, net	410	(798)	(388)	249	(1,300)	(1,051)
Earnings Before Income Taxes	1,349	840	2,189	5,104	1,589	6,693
(Benefit)/Provision for Income Taxes	(17)	275	258	584	423	1,007
Noncontrolling interest	13	—	13	25	—	25

Net Earnings Attributable to BMS used for Diluted EPS Calculation	$1,353	$565	$1,918	$4,495	$1,166	$5,661

Weighted-Average Common Shares Outstanding - Diluted	1,634	1,634	1,634	1,636	1,636	1,636
Diluted Earnings Per Share	$0.83	$0.34	$1.17	$2.75	$0.71	$3.46

Effective Tax Rate	(1.3)%	13.1%	11.8%	11.4%	3.6%	15.0%
(a)    Includes Celgene results of operations for the entire period.
(b)    Refer to the Specified Items schedule for further details. Effective tax rate on the Specified Items represents the difference between the GAAP and Non-GAAP effective tax rate.

BRISTOL-MYERS SQUIBB COMPANY
NET DEBT CALCULATION
AS OF SEPTEMBER 30, 2020 AND DECEMBER 31, 2019
(Unaudited, dollars in millions)

	September 30, 2020	December 31, 2019
Cash and cash equivalents	$19,435	$12,346
Marketable debt securities - current	1,720	3,047
Marketable debt securities - non-current	495	767
Cash, cash equivalents and marketable debt securities	21,650	16,160
Short-term debt obligations	(3,585)	(3,346)
Long-term debt	(41,364)	(43,387)
Net debt position	$(23,299)	$(30,573)

For more information:
Media: media@bms.com
Investor Relations: Tim Power, 609-252-7509, timothy.power@bms.com; Nina Goworek, 908-673-9711, nina.goworek@bms.com.